Exhibit 5.1

Opinion of Katten Muchin Rosenman LLP, the legal counsel to the Company.

December 22, 2011

Kensey Nash Corporation

735 Pennsylvania Drive

Exton, Pennsylvania 19341

Ladies and Gentlemen:

We have acted as counsel to Kensey Nash Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale by the Company of up to an additional 600,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to the Ninth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan, as amended (the “Plan”), and the associated rights (the “Rights”) to acquire shares of the Company’s Series A Junior Participating Preferred Stock, par value $0.001 per share, attached to the Shares to be issued pursuant to the Rights Agreement, dated as of June 18, 2009 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Second Amended and Restated Certificate of Incorporation of the Company, as amended and as certified by the Delaware Secretary of State on December 21, 2011;

2.	The Third Amended and Restated Bylaws of the Company, as amended;

3.	The Rights Agreement;

4.	The Plan and forms of stock option and restricted stock agreements under the Plan;

5.	Records of proceedings and actions of the Board of Directors of the Company (the “Board of Directors”), committees thereof and stockholders of the Company relating to the Plan and the Rights Agreement; and

6.	Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of issuance of the Shares, (i) any and all agreements related to the issuance of the Shares under the Plan will conform to the forms of option and restricted stock agreements, as applicable, and will have been duly executed and delivered by the Company and, as applicable, the recipients of the Shares, (ii) the Committee (as defined in the Plan) will have approved the issuance of specific awards of the Shares, and (iii) any cash consideration payable to the Company in connection with any issuance of the Shares will not be less than the par value per share of the Common Stock. We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

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Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that the Shares and the associated Rights have been duly authorized by all necessary corporate action of the Company, and, when (i) the Shares are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the Plan and the relevant award agreements, and (ii) certificates representing the Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or registered and issued electronically through The Depository Trust Company by such transfer agent and registrar for the Common Stock, the Shares and the associated Rights (so long as they have not expired or been redeemed or terminated prior thereto) will be validly issued and the Shares will be fully paid and nonassessable.

It should be understood that our opinion expressed above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. Moreover, this opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

Our opinion expressed above is limited to the Delaware General Corporation Law. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP
KATTEN MUCHIN ROSENMAN LLP

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